As filed with the Securities and Exchange Commission on March 31, 2000

                          Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               WORLD AIRWAYS, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                          4500                   94-1358276
(State or other jurisdiction       (Primary standard           (I.R.S. employer
      of incorporation                 industrial              identification
      or organization)            classification number)            number)


                        13873 Park Center Road, Suite 490
                             Herndon, Virginia 20171
                                 (703) 834-9200
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)


                    WORLD AIRWAYS, INC. RESTRICTED STOCK PLAN
                             FOR ELIGIBLE EMPLOYEES
                            (Full title of the plan)


                               Cathy Sigalas, Esq.
                          General Counsel and Secretary
                               World Airways, Inc.
                        13873 Park Center Road, Suite 490
                             Herndon, Virginia 20171
                                 (703) 834-9200
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                         Calculation of Registration Fee
--------------------------------------------------------------------------------
                                                      Proposed
  Title of           Amount     Proposed maximum       maximum        Amount of
securities to        to be       offering price       aggregate     registration
be registered 1    registered       per share       offering price       fee
---------------   -----------   ----------------    --------------  ------------
Common Stock,      5,000,000
$.001 per share      shares         $1.19375         $5,968,750       $1,575.75
--------------------------------------------------------------------------------
---------
1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         World Airways, Inc. (the "Registrant" or the "Company") shall deliver or cause to be delivered to each participant in the World Airways, Inc. Restricted Stock Plan for Eligible Employees (the "Plan"), to the extent material (and prior to the making of any investment decision), one or more documents containing the information specified in Item 1. The document or documents themselves are not required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 428 and the Note to Part I.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide to each participant, prior to the making of any investment decision, a written statement advising the participant of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II and stating that these documents are incorporated by reference into the Section 10(a) prospectus. The statement shall also indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) and including the address (giving title or department) and telephone number to which the request is to be directed. The written statement itself is not required to be filed with the Commission pursuant to Rule 428 and the Note to Part I.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The Company and the Plan hereby incorporate the following documents by reference:

         (a) The Company's latest annual report on Form 10-K for the fiscal year ending December 31, 1999, filed with the Securities and Exchange Commission (the "Commission") on March 29, 2000. (The Plan's annual report on Form 11-K is omitted in reliance on the proviso contained in General Instruction A(2) to Form S-8, as the Plan has not been in existence for at least 90 days prior to the filing date.)

         (b) All other reports filed by the Company or the Plan with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the Company's fiscal year on December 31, 1999.

         (c) The description of the Company's common stock, par value $0.001 per share ("Common Stock"), contained in a registration statement on Form 8-A incorporating by reference the Company's registration statement on Form S-1, filed with the Commission on August 8, 1995, Commission file no. 33-95488.

         All documents filed by the Company and the Plan after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of the post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         The financial statements of World Airways, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, appearing in its Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Cathy Sigalas, Esq., General Counsel and Secretary of the Company, has delivered her legal opinion to the effect that the issuance and sale of the securities offered hereby have been duly authorized and that, when issued in accordance with the terms of the Plan, such securities will be validly issued, fully paid, and nonassessable. Ms. Sigalas is an officer, employee, optionee, and noncontrolling shareholder of the Company and eligible for participation in the Plan.

Item 6. Indemnification of Directors and Officers.

         The Company is incorporated in Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of a Delaware corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, a court, upon application, determines, that such person is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful.

         Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (i) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

         The Company has adopted provisions in its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company's Amended and Restated Certificate of Incorporation limits the liability of directors of the Corporation for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy which purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

         The foregoing descriptions are general summaries only. Reference is made to the full text of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Number   Description                                                   Manner of
                                                                         Filing

 4.1     Article IV of the Amended and Restated Certificate of               *
         Incorporation and Section 6 of the Amended and Restated
         Bylaws (Exhibits 3.1 and 3.2 to the Company's Registration
         Statement on Form S-1, Commission file no. 33-95488, filed August 8, 1995)

 4.2     Stock Purchase Agreement among Malaysian Helicopter Services        *
         Berhad, WorldCorp, Inc., and the Company (Exhibit 10.1 to the
         Current Report on Form 8-K of WorldCorp, Inc., Commission file no. 1-9591, filed March 14, 1994)

 4.3     Stock Registration Rights Agreement between Malaysian Helicopter    *
         Services Berhad and the Company (Exhibit 10.2 to the Current
         Report on Form 8-K of WorldCorp, Inc., Commission file no. 1-9591 filed March 14, 1994)

 4.4 Shareholders Agreement among Malaysian Helicopter Services Berhad, * WorldCorp, Inc., and the Company, as amended (Exhibits 10.3 and 10.4 to the Current Report on Form 8-K of WorldCorp, Inc.,
         Commission file no. 1-9591, filed March 14, 1994)

 4.5     Indenture between the Company and First Union National Bank, as     *
         Trustee (Exhibit 4.1 to the Company's Registration Statement on
         Form S-3, Commission file no.
         333-39673, filed November 6, 1997)

 4.6     Form of 8% Convertible Subordinated Debenture due 2003, included    *
         in the Indenture (Exhibit 4.1 to the Company's Registration
         Statement on Form S-3, Commission file no. 333-39673, filed
         November 6, 1997)

 4.7     Registration Rights Agreement among the Company and the Initial     *
         Purchasers of the Debentures (Exhibit 4.3 to the Company's Registration Statement on Form S-3, Commission file no. 333-39673, filed November 6, 1997)

 4.8     Purchase Agreement among the Company and the Initial Purchasers     *
         of the Debentures (Exhibit 4.4 to the Company's Registration Statement on Form S-3, Commission file no. 333-39673, filed
         November 6, 1997)

 5.1     Opinion and Consent of Counsel                                     **

23.1     Consent of Counsel (included in the opinion filed as Exhibit        *
         5.1 to this Registration Statement)

23.2     Consent of Independent Accountants                                 **

------------
*        Incorporated by reference pursuant to Rule 12b-32.
**       Filed herewith.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on March 31, 2000.

                             WORLD AIRWAYS, INC.


                             By:      /s/ HOLLIS L. HARRIS
                                      Hollis L. Harris
                                      Chairman of the Board of Directors and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 31, 2000 by the following persons in the capacities indicated, each of whom appoints Cathy Sigalas, as his attorney-in-fact, to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this Registration Statement, making such changes in the Registration Statement as may be appropriate, and any other registration statement for the same offering to the extent permitted by Item 601(b)(24) of Regulation S-K, and generally to do all such things in their behalf in their capacities as officers and directors to enable World Airways, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission in connection with the offering and sale of the securities covered hereby:

Signature                        Capacity
----------------------------     -----------------------------------------------
/s/ HOLLIS L. HARRIS             Chairman of the Board of Directors and Chief
Hollis L. Harris                 Executive Officer (Principal Executive Officer)

/s/ DANIEL J. ALTOBELLO          Director
Daniel J. Altobello

/s/ A. SCOTT ANDREWS             Director
A. Scott Andrews

___________________________      Director
Joel H. Cowan

/s/ MARK M. FELDMAN              Director
Mark M. Feldman

/s/ RONALD R. FOGLEMAN           Director
Ronald R. Fogleman

___________________________      Director
Wan Malek Ibrahim

___________________________      Director
Lim Kheng Yew

/s/ GORDON C. McCORMICK          Director
Gordon C. McCormick

/s/ RUSSELL L. RAY, JR.          Director
Russell L. Ray, Jr.

__________________________       Director
Wilbur L. Ross, Jr.

/s/ PETER M. SONTAG              Director
Peter M. Sontag

/s/ GILBERTO M. DUARTE, JR.      Chief Financial Officer
Gilberto M. Duarte, Jr.          (Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Herndon, Virginia, on March 31, 2000.

                                 WORLD AIRWAYS, INC.
                                 RESTRICTED STOCK PLAN FOR
                                 ELIGIBLE EMPLOYEES

                                 By:  /s/ JOHN W. FUNKHOUSER
                                      John W. Funkhouser
                                      Chairman, Committee for Administering Plan